Exhibit 99.1

FOR IMMEDIATE RELEASE

T3 Defense Inc. Notes Rising Global Demand for Integrated Air & Missile Defense and Counter-UAS Capabilities Amid Global Conflicts

Reaffirms its commitment to supporting national security requirements while prioritizing the safety of its employees, customers, and suppliers in affected regions.

NEW YORK, NY / TEL AVIV, ISRAEL — March 2, 2026 — T3 Defense Inc. (NASDAQ: DFNS) (“T3 Defense” or the “Company”), a defense-focused platform company acquiring and scaling mission-critical defense businesses in the United States and Israel, today reported that it is seeing an increased demand for integrated air and missile defense and counter-UAS capabilities amid the ongoing Iran conflict and broader geopolitical developments.

T3 Defense is closely monitoring the evolving situation and is working with government and industry partners to ensure readiness, resilience, and responsible operations and reaffirmed its commitment to supporting national security requirements while prioritizing the safety of its employees, customers, and suppliers in affected regions.

Recent events have underscored, at scale, the operational reality of ballistic and cruise missile salvos, one-way attack drones, and complex unmanned threats, accelerating urgent procurement, replenishment, and modernization cycles across allied and partner defense forces. Public reporting indicates that the current escalation includes large-scale strikes and retaliatory missile and drone attacks impacting military infrastructure and regional stability. As a U.S. company with Israeli portfolio companies whose systems are already deployed on today’s battlefields, T3 Defense helps U.S., Israeli, and allied forces defend against ballistic and cruise missile salvos, one-way attack drones, and other complex unmanned threats.

T3 Defense believes these conditions are likely to increase near- and mid-term demand for defensive technologies and systems across the Company’s focus areas, including:

●	Air & Missile Defense Enablement: components, sub-systems, and engineering solutions that support layered interception architectures and rapid sustainment.

●	Drone Navigation & Resilient PNT: navigation, guidance, and mission systems that operate in contested electronic environments and GPS-degraded conditions.

●	Counter-UAS (Anti-Drone) Solutions: detection, tracking, electronic protection, and defeat capabilities to address low-cost UAVs and swarms.

●	Defense Engineering Products: precision engineering, manufacturing, integration, and lifecycle sustainment products supporting defense programs worldwide.

“The current conflict environment has made clear that missile defense and counter-drone capabilities are no longer niche, these are foundational requirements for modern national security,” said Menny Shalom, Chief Executive Officer of T3 Defense. “Our strategy of acquiring and scaling specialized defense businesses in the U.S. and Israel, positions us exceptionally well to support growing allied demand for practical, field-ready solutions across air defense, counter-UAS, resilient navigation, and defense engineering. We are committed to delivering the integrated capabilities our partners need to protect forces, infrastructure, and populations in today’s high-threat operational realities.”

Operational Readiness and Customer Engagement

T3 Defense is seeing increased inbound engagement across relevant segments as government and prime contractor customers evaluate accelerated delivery schedules, inventory replenishment, and rapid integration of proven solutions. The Company is prioritizing:

●	Throughput expansion and qualification of additional manufacturing capacity where appropriate.

●	Supply-chain hardening for critical components.

●	Program execution discipline to support accelerated timelines.

●	Compliance-first exports, consistent with U.S., Israeli, and applicable international regulations.

Commitment to Defensive Missions

T3 Defense emphasizes that its portfolio is oriented toward defense and aerospace applications and solutions used in the modern battlefield intended to reduce vulnerability to aerial threats and help safeguard critical infrastructure and civilian populations.

Mr. Shalom added, “We also recognize the profound human impact of these escalating threats, including risks to military personnel, civilian populations, and communities in affected regions. Our focus remains on delivering defensive technologies that help protect lives by safeguarding forces on the front lines, critical infrastructure, and population centers from missile and drone incursions. As always, we prioritize the safety and well-being of its own workforce while supporting partners committed to de-escalation, humanitarian efforts, and long-term regional stability.”

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About T3 Defense Inc.

T3 Defense Inc. (NASDAQ: DFNS), formerly Nukkleus Inc., is a federated holding company focused on acquiring and operating mission-critical defense businesses embedded in long-cycle national security programs. The company targets defense businesses operating at constrained, qualification-driven, or execution-critical points across the industrial base where strategic value exists and where qualification, capacity, and execution are decisive. Through disciplined M&A, centralized capital and strategy, and decentralized operating autonomy, T3 Defense seeks to strengthen critical defense capabilities and compound long-term value.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding T3 Defense Inc.’s growth strategy; its ability to expand manufacturing throughput, industrial capacity, and production reliability; anticipated benefits of recent executive appointments; expectations regarding subsidiary coordination and operational scalability; the conversion of backlog into repeatable production output; and the Company’s ability to capitalize on structural constraints within the defense industrial base.

Forward-looking statements are based on current expectations, estimates, and projections and involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include, among others, risks related to defense program funding and timing; dependence on government contracts and defense OEM relationships; supply chain constraints; manufacturing execution risks; integration of acquired businesses; availability of capital; and general economic and geopolitical conditions. Readers are encouraged to review the Company’s filings with the Securities and Exchange Commission for a discussion of additional risk factors.

T3 Defense undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

The Equity Group Inc.

Lena Cati

lcati@equityny.com

+1 (212) 836-9611

Val Ferraro

vferraro@theequitygroup.com

+1 (212) 836-9633

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